
                                                                                          Exhibit 11

                              Movie Gallery, Inc.
                       Computation of Earnings Per Share


                                                 Thirteen weeks ended         Twenty-six weeks ended
                                                  July 6       June 30         July 6       June 30
                                                   1997         1996            1997          1996
                                               ------------  -----------      ----------- -----------
Net income (loss)                              $(1,203,000)  $(3,058,000)    $   793,000  $ 2,023,000
                                               ===========   ===========     ===========  ===========
Shares:
Weighted average common shares
   outstanding                                  13,420,163    13,205,856      13,420,475   13,057,270
Net effect of dilutive stock options                 -           262,844            -         230,514
                                               ------------  -----------     -----------   ----------
Weighted average common and common
   equivalent shares outstanding                13,420,163    13,468,700      13,420,475   13,287,784
                                               ===========   ===========     ===========   ==========
Net income (loss) per common and
   common equivalent share                     $     (.09)   $     (.23)      $      .06   $      .15
                                               ===========   ===========      ==========   ==========




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